Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-212799 on Form S-4 of Blue Cube Spinco Inc. and Olin Corporation of our report dated May 6, 2015 relating to the combined financial statements and financial statement schedule of Dow Chlorine Products Business (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the allocations of certain expenses), appearing in Olin’s Definitive Proxy Statement on Schedule 14A filed with the SEC on August 17, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Midland, Michigan

September 2, 2016